Jade Art Group Lowers Previous Fiscal 2008 Revenue and Earnings Guidance Company Estimates Sales of $30 million, EPS of $0.17 to $0.19

NEW YORK and JIANGXI, CHINA, - Jade Art Group Inc. (OTCBB: JADA) (the "Company"), a seller and distributor of raw jade sourced from the SheTai Jade mine in China, today announced the release of lower guidance for fiscal year 2008. For the full year 2008, the Company is lowering previously announced revenue to approximately $30 million and net income to $14-$15 million. Earnings per share (EPS) for the year are now forecast to be within a range of between $0.17 and $0.19. In November 2008, the Company provided revenue and net income guidance of $32-$35 million and $21-$23 million, respectively. EPS was expected to be between $0.26 and $0.29.

"Our lowered guidance results primarily from a decrease in sales due to softening market conditions and an increase in sales expenses in the fourth quarter," said Hua-Cai Song, Chief Executive Officer. "Despite the challenges we experienced in 2008, including the June earthquake near the XiKai mine site and the impact of the ongoing global economic downturn, we are proud of our accomplishments over the past year."

Mr. Song continued, "Jade Art's goal is to develop SheTai jade into a recognized brand, for use in decorative construction, art carving and high-end jewelry. Management believes that the Company is well positioned for future growth."

About Jade Art Group Inc.

Jade Art Group Inc. is a seller and distributor in China of raw jade, ranging in uses from decorative construction material for both the commercial and residential markets to high-end jewelry. On January 17, 2008, the Company entered into an Exclusive Distribution Rights Agreement with Wulateqianqi XiKai Mining Co., Ltd. ("XiKai Mining"). Under the exchange agreement, XiKai Mining committed to sell to the Company 90% of the raw jade material produced from its SheTai Jade mine, located in Wulateqianqi, China, for a period of 50 years. Our goal is to meet China's increasing demand for jade and to eventually vertically integrate our raw jade distribution activities. For more information, please visit: www.jadeartgroupinc.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers, including timely payment, under existing and future agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such

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statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, our ability to pay notes and obligations when due, the possibility that our customers and other third parties will be unable to make timely payments, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com